EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

EXPANDS BOARD OF DIRECTORS

Company Adds Three Experienced Executives to Assist in Strategic and Corporate Development

LITTLE RIVER, S.C., December 17, 2014 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it has added three new members to its board of directors to assist the Company in its continued strategic and corporate development. Each of these individuals has significant experience in working with publicly-traded and growth-stage companies. The new additions to the board are Michael D. Donnell, Paul S. Clayson and Anthony Giordano, III.

Mr. Donnell has over 25 years of experience in leading publicly-traded and private technology- based companies ranging in size from start-ups to organizations with over 1,500 employees. He has served as the Chief Executive Officer of Cellular One, a provider of cellular phone service; New Global Telecom, a wholesale hosted provider of VoIP services for commercial accounts; Sutus, an information technology and telephony appliance manufacturer; and Zi Corp., a mobile phone software development company. Mr. Donnell has also served on the board of directors for Nexaira Wireless and eSoft.

Mr. Clayson has over 30 years of experience as a business owner, strategic planning expert, financial and investment strategist and a senior political advisor. He currently serves as Chairman and Chief Executive Officer of Valuation Impact, a global executive mentoring and consulting company focused on helping start-up and growth-stage companies establish and maintain value and markets, with clients on three continents, in multiple countries and across multiple industries. He also currently serves as Chief Executive Officer of CONVERT2, a start-up energy company focused on conversion of fleet vehicles from fossil fuels to natural gas and other alternative fuels, and serves on the board of directors of four companies in energy and software technology and nutritional products development and distribution. Mr. Clayson has previously served as Executive Chairman, President and Chief Executive Officer of HzO, Inc., an advanced nano-materials technology company that makes electronic devices water resistant; as Chairman and Chief Executive Officer of nCoat, Inc., an award-winning nanotechnology materials development and manufacturing company; and as President and Chief Operating Officer of Sequoia Pacific Research Company. Mr. Clayson has served as Chief of Staff to two United States Congressmen, and served the White House as a lead advance agent to two United States Presidents and their Vice Presidents.

Mr. Giordano has over 25 years of experience in the commercial banking industry and currently serves as the President and Chief Executive Officer of Colonial American Bank. Mr. Giordano has previously served as the Senior Executive Vice President and Chief Financial Officer of Central Jersey Bancorp, a publicly-traded company that had its stock listed on the NASDAQ Global Market.   Mr. Giordano has also served as a Real Estate Banking Officer and Senior Accountant/Financial Analyst at PNC Bank and in various positions at Shadow Lawn Savings Bank, including Budget and Financial Planning Manager and Financial Analyst.

In conjunction with the addition of the above-noted three new members to the board of directors, the Company announced that Valgene L. Dunham, Ph.D., has retired from the Company’s board of directors. The Company now has seven members on its board of directors.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “I am excited about the additions to our board of directors. Each of these individuals bring a tremendous amount of experience to the Company which will be extremely important as we continue to grow the Company and expand our corporate and strategic initiatives. I would also like to thank Dr. Dunham for his many years of service on the Company’s board of directors.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The Company’s EcaFlo equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.	Capitol Media Partner
Thomas S. Gifford	Brad Chase
732-820-1415	323-377-5653
tgifford@ietltd.net	chase@capitolmediapartners.com